Exhibit 10.20

March 22, 2011

Mr. James Keeley

7901 Jones Branch Drive, Suite 900

McLean, VA 22102

Dear Jim:

This letter sets forth your new compensation and benefits, effective April 1, 2011 concerning your position as Senior Vice President and Interim Chief Financial Officer for Primus Telecommunications Group, Incorporated (the “Company”).

1.	Annual base salary of $285,000 in accordance with your current payroll schedule (“Annual Base Salary”).

2.	Your target bonus will be fifty percent (50%) of your Annual Base Salary based on performance criteria approved by the Company’s Board of Director’s Compensation Committee. You must be an active employee at the time the Company generally pays bonuses to its employees to be eligible.

3.	You will be eligible for twenty-seven (27) Paid Time Off (“PTO”) days annually. You may carry-over five (5) PTO days per year.

4.	You will have the opportunity for future incentive equity grants for similarly situated employees, pending approval of the Company’s equity plan by the Company’s Board of Directors.

5.	In the event the Company terminates your employment “without cause”; the Company agrees to pay you separation pay equal to twelve (12) months of your then-current annual base salary and will reimburse you for the monthly premiums for elected COBRA coverage for a period of up to twelve (12) months.

6.	For purposes of this agreement, Cause shall include the following, to be determined in the reasonable judgment of Company; your dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to Company, or any other action in willful disregard of the interests of the Company; your refusal or willful failure to satisfactorily perform any duties assigned to you; your conviction of, or pleading guilty or no contest to (i) a felony, (ii) any misdemeanor (other than a traffic violation), or (iii) any other crime or activity that would impair your ability to perform your duties or impair the business reputation of Company; your failure or refusal to comply with Company standards, policies or procedures; or your death or incapacity due to physical or mental illness that results in absence from work for twelve consecutive months.

7.	Your eligibility for Company provided benefits and your participation in the Company 401(k) Plan will remain the same.

This letter constitutes the entire understanding of the parties relating to the subject matter herein, and cannot be changed or modified unless such change or modification is made in writing and signed by each party. This letter changes and supersedes all previous oral, written or other communications regarding your compensation and benefits.

Please sign this letter and return it to me no later than March 28, 2011.

Sincerely,

/s/ Jamie L. Barkovic
Jamie L. Barkovic	/s/ James Keeley 3/23/11
Director, Human Resources	Agreed and Accepted: James Keeley Date

cc: Peter Aquino, Chairman, President, and CEO